NEWS RELEASE

DATE: 	October 14, 2004

Hollywood Entertainment Corporation Enters Into Amended and Restated Merger Agreement

PORTLAND, Ore.--(BUSINESS WIRE)--Oct. 14, 2004--Hollywood Entertainment Corporation (Nasdaq:HLYW) announced today that it has amended and restated its merger agreement with affiliates of Leonard Green & Partners, L.P. ("LGP"). The amendment reduces the merger consideration from $14.00 to $10.25 cash per share and includes other modifications intended to make the completion of the merger more likely.

As reported in Hollywood's press release of August 6, 2004, LGP had indicated that, due to industry and market conditions, LGP believed that the financing condition to the completion of the merger would not be satisfied. In connection with the amendment, LGP's debt financing sources have provided amended commitments, which eliminate the required ratings condition and the maximum leverage ratio condition. The amended commitments remain subject to certain other conditions. LGP also provided a renewed equity financing commitment. As part of the revised terms, Mark Wattles, Hollywood's founder, Chairman and Chief Executive Officer, will now contribute all of his equity holdings in Hollywood in exchange for equity of the surviving entity. Mr. Wattles will continue in his current capacities following the merger.

After considering various alternatives available to Hollywood under the circumstances, the special committee comprised of the independent directors of Hollywood's Board of Directors (the "Special Committee") unanimously recommended that Hollywood enter into the amended merger agreement. The Special Committee and the Board of Directors have received a fairness opinion from Lazard (a copy of which will be included in the proxy statement described below).
As part of the revised terms of the transaction, Hollywood is entitled to solicit competing proposals, and the provisions relating to the termination fee that was previously payable to LGP under specified circumstances have been eliminated. The termination date for the merger agreement has been extended to February 28, 2005.

The closing of the transaction is subject to, among other conditions, approval by Hollywood's shareholders and the completion of the contemplated financing. Hollywood will solicit shareholder approval by means of a proxy statement, which will be mailed to Hollywood shareholders following the completion of the required Securities and Exchange Commission (the "SEC") review process. The parties currently anticipate completing the transaction in January 2005.
LGP is a private Los Angeles-based merchant banking firm specializing in organizing, structuring and sponsoring management buyouts, going private transactions and recapitalizations of established public and private companies. LGP is the largest private equity firm in Southern California, managing more than $3.6 billion of private equity capital.

Additional Information

Hollywood will promptly file with the SEC a current report on Form 8-K, which will include the amended and restated merger agreement and related documents, including the commitments mentioned above. Moreover, in connection with the proposed merger, Hollywood, affiliates of LGP and related entities have filed, and will file additional, relevant materials with the SEC, including a preliminary proxy statement as amended. The definitive proxy statement will be sent to holders of Hollywood's common stock following completion of the required SEC review process. Shareholders are urged to read the definitive proxy statement when it becomes available and any other relevant materials filed by Hollywood or LGP and its affiliates because they contain, or will contain, important information that shareholders should consider before making a decision about the merger. In addition to receiving the definitive proxy statement from Hollywood by mail, shareholders may also obtain the definitive proxy statement, as well as other filings containing information about Hollywood, without charge, from the SEC's website, http://www.sec.gov., or, without charge, from Hollywood. This announcement is neither a solicitation of proxy, nor an offer to purchase, nor a solicitation of an offer to sell shares of Hollywood.

Hollywood and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Hollywood's shareholders with respect to the proposed merger. Information regarding any interests that Hollywood's executive officers and directors may have in the transaction will be set forth in the definitive proxy statement.

Forward-looking statements

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed transaction between Hollywood and affiliates of LGP and involving risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management's current expectations, assumptions, estimates and projections about the current economic environment, Hollywood and its industry. Various factors that could cause actual events not to occur as expressed in the forward-looking statement include (a) the failure to obtain the necessary shareholder approval or required financing in a timely manner or at all, and (b) satisfaction of various other closing conditions contained in the amended merger agreement. Other potential risks and uncertainties are discussed in Hollywood's reports and other documents filed with the SEC from time to time. Hollywood assumes no obligation to update the forward-looking information. The forward-looking statements are based upon many estimates and assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of Hollywood's management. Inclusion of forward-looking statements in this press release should not be regarded as a representation by Hollywood that the statements will prove to be correct.

    CONTACT: Hollywood Entertainment Corporation
             Investor Relations, 503-570-1950

    SOURCE: Hollywood Entertainment Corporation